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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                           RHYTHMS NETCONNECTIONS INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   762430 20 5
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                  APRIL 6, 1999
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                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ]    Rule 13d-1(b)

    [ ]    Rule 13d-1(c)

    [X]    Rule 13d-1(d)

---------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------------
CUSIP NO. 762430 20 5                13G
----------------------------

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1.           NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

             Brentwood Associates VII, L.P.
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2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.           SEC USE ONLY


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4.           CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
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       NUMBER OF       5.   SOLE VOTING POWER
        SHARES
     BENEFICIALLY           4,491,506 shares of common stock(1)
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                     -----------------------------------------------------------
                       6.   SHARED VOTING POWER

                            N/A
                     -----------------------------------------------------------

                       7.   SOLE DISPOSITIVE POWER

                            4,491,506 shares of common stock(1)
                     -----------------------------------------------------------

                       8.   SHARED DISPOSITIVE POWER

                            N/A
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                                       2
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9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             4,491,506 shares of common stock(1)
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10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

             N/A
--------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.8% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON


             PN
--------------------------------------------------------------------------------

---------------------
(1) Brentwood Associates VII, L.P. holds directly 4,491,506 shares of the common stock of the Issuer. Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!



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----------------------------
CUSIP NO. 762430 20 5                 13G
----------------------------

--------------------------------------------------------------------------------
1.           NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

             Brentwood Affiliates Fund, L.P.
--------------------------------------------------------------------------------
2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3.           SEC USE ONLY

--------------------------------------------------------------------------------
4.           CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            187,145 shares of common stock(2)
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                     -----------------------------------------------------------
                       6.   SHARED VOTING POWER

                            N/A
                     -----------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            187,145 shares of common stock(2)



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                     -----------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------
9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             187,145 shares of common stock(2)
--------------------------------------------------------------------------------
10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

             N/A
--------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.2% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

-------------------
(2) Brentwood Affiliates Fund, L.P. holds directly 187,145 shares of the common stock of the Issuer. Brentwood VII Ventures, L.P. is the general partner of Brentwood Affiliates Fund, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------
CUSIP NO. 374266 10 4                 13G
----------------------------

--------------------------------------------------------------------------------
1.           NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

             Brentwood VII Ventures, L.P.
--------------------------------------------------------------------------------
2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.           SEC USE ONLY

--------------------------------------------------------------------------------
4.           CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            4,678,651 shares of common stock(3)
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                     -----------------------------------------------------------
                       6.   SHARED VOTING POWER

                            N/A
                     -----------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            4,678,651 shares of common stock(3)
                     -----------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,678,651 shares of common stock(3)
--------------------------------------------------------------------------------
10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

             N/A
--------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.1% of shares of outstanding common stock
--------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

-------------------
(3) Brentwood VII Ventures, L.P. is the general partner of Brentwood Associates VII, L.P., which holds directly 4,491,506 shares of the common stock of the Issuer, and Brentwood Affiliates Fund, L.P., which holds directly 187,145 shares of the common stock of the Issuer.

* SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a) NAME OF ISSUER:

        Rhythms NetConnections Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        6933 South Revere Parkway, Englewood, CO 80112-3931


ITEM 2(a) NAME OF PERSONS FILING:

        Brentwood Associates VII, L.P.
        Brentwood Affiliates Fund, L.P.
        Brentwood VII Ventures, L.P.

        The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 8, 2000 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c) CITIZENSHIP:

        Delaware

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

        Common Stock

ITEM 2(e) CUSIP NUMBER:

        762430 20 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

        N/A

ITEM 4 OWNERSHIP:

        (a) Amount Beneficially Owned:

                Brentwood Associates VII, L.P.: 4,491,506 (see cover page) Brentwood Affiliates Fund, L.P.: 187,145 (see cover page) Brentwood VII Ventures, L.P.: 4,678,651 (see cover page)


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        (b) Percent of Class:

                      Brentwood Associates VII, L.P.: 5.8% (see cover page) Brentwood Affiliates Fund, L.P.: 0.2% (see cover page) Brentwood VII Ventures, L.P.: 6.1% (see cover page)

        (c) Number of Shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                      Brentwood Associates VII, L.P.: 4,491,506 (see cover page) Brentwood Affiliates Fund, L.P.: 187,145 (see cover page) Brentwood VII Ventures, L.P.: 4,678,651 (see cover page)

                (ii) shared power to vote or direct the vote: N/A

                (iii) sole power to dispose or to direct the disposition of:

                      Brentwood Associates VII, L.P.: 4,491,506 (see cover page) Brentwood Affiliates Fund, L.P.: 187,145 (see cover page) Brentwood VII Ventures, L.P.: 4,678,651 (see cover page)

                (iv) shared power to dispose or to direct the disposition of:
                     N/A

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        N/A

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        The general partner of both Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P.

        Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VII Ventures, L.P. disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        N/A


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ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:

        N/A

ITEM 10 CERTIFICATION:

        N/A



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                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 8, 2000



                                       BRENTWOOD ASSOCIATES VII, L.P.,
                                       a Delaware limited partnership

                                       By:  Brentwood VII Ventures L.P.,
                                            a Delaware limited partnership
                                            Its:  General Partner


                                            By:   /s/ G. Bradford Jones
                                               --------------------------------
                                                 G. Bradford Jones
                                                 General Partner


                                       BRENTWOOD AFFILIATES FUND, L.P.,
                                       a Delaware limited partnership

                                       By:  Brentwood VII Ventures L.P.,
                                            a Delaware limited partnership
                                            Its:  General Partner


                                       By:   /s/ G. Bradford Jones
                                          -------------------------------------
                                                 G. Bradford Jones
                                                 General Partner



                                       BRENTWOOD VII VENTURES, L.P.,
                                       a Delaware limited partnership

                                       By:    /s/ G. Bradford Jones
                                          -------------------------------------
                                                 G. Bradford Jones
                                                 General Partner



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